LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”), entered into as of April 24, 2012, between VIPER MOTORCYCLE COMPANY, a Minnesota corporation with its chief executive offices located at 2458 West Tech Lane, Auburn, Alabama 36832 (the “Borrower”), and PRECIOUS CAPITAL LLC, a Delaware limited liability company (together with any successors or assigns, herein the “Lender”), with an address of 152 West 57th Street, 54th Floor, New York, New York 10019.

FOR VALUE RECEIVED, and in consideration of the granting by Lender of financial accommodations to or for the benefit of Borrower, including without limitation respecting the Obligations (as hereinafter defined), Borrower represents and agrees with Lender, as of the date hereof and as of the date of each loan, credit and/or other financial accommodation, as follows:

1. THE LOAN

1.1 Loan. Subject to the terms and conditions of this Agreement, Lender hereby agrees to make a loan to or for the benefit of Borrower, on and after the date hereof, in one or more advances of principal hereunder not to exceed, in the aggregate, $6,000,000 (each, an “Advance”). All principal advanced hereunder is hereinafter referred to collectively as the “Loan”. The Loan shall be evidenced by that certain Promissory Note, dated as of the date hereof (the “Note”), given by Borrower to the order of Lender, in the maximum face amount of US$6,000,000.00. This Agreement, the Note, and any and all other documents, amendments or renewals executed and delivered by any Person in connection with any of the foregoing, including any guaranties of any obligation of Borrower are collectively hereinafter referred to as the “Loan Documents”.

1.2 Credit Account. An account shall be opened on the books of Lender which shall be designated on Lender’s books and records as Borrower’s “Credit Account” in which account a record will be kept of the Loan, all Advances thereunder, and all payments thereon and other appropriate debits and credits as provided by this Agreement.

1.3 Interest; Maturity. Interest respecting the outstanding principal balance of the Loan will be charged to Borrower from time to time outstanding at the rate specified in this Agreement. Interest on the Loan will be based on the actual number of days elapsed in a given calendar month and an assumed 360-day year. All outstanding principal and accrued and unpaid interest thereon shall be due and payable on the Maturity Date (as hereinafter defined).

1.4 Certain Definitions. For purposes of this agreement, the following terms shall have the following meanings:

(a)	“Advance Conditions” shall mean each of the following:

(i)	the satisfaction of the Closing Conditions (provided that the execution and delivery by the Lender of this Agreement shall be conclusive evidence that the Closing Conditions have been satisfied or waived by Lender);

(ii)	each of the representations, warranties, and covenants contained herein shall be true and correct in all respects;

(iii)	no default or event that, by virtue of the giving of notice or the passage of time, could become an Event of Default (as hereinafter defined) hereunder, shall have then occurred hereunder or under any other Loan Document;

(iv)	No circumstance exists which may, in the reasonable determination of Lender, be expected to have a Material Adverse Effect (as hereinafter defined);

(v)	Borrower shall not be subject to any lawsuit, proceeding, investigation, or other action, nor shall any such lawsuit, proceeding, investigation, or other action have been threatened against Borrower, which may result, in the Lender’s reasonable determination, in a Material Adverse Effect;

(vi)	The Templar Group LLC shall have been paid all sums then due and owing to it by Borrower in connection with this Agreement and the Loan, which payment shall be made in accordance with the terms of that certain Services Agreement, dated as of November 29, 2011, by and between Parent and The Templar Group LLC;

(vii)	Lender shall have received searches from each office in which any Intellectual Property is registered, or in which any lien on any Intellectual Property is perfected by filing, showing that Borrower and each Surety have good and valid title to such Intellectual Property free and clear of any liens or encumbrances (other than as may be held by the holder of Permitted Indebtedness);

(viii)	Borrower shall have delivered or caused to be delivered to Lender, with respect to any real estate owned or (if Lender so requires) leased by Borrower, (i) a mortgage or deed of trust, as applicable, in form and substance satisfactory to Lender, executed by the title holder thereof, (ii) an ALTA lender’s title insurance policy issued by a title insurer reasonably satisfactory to Lender in form and substance and in amounts reasonably satisfactory to Lender insuring Lender’s first priority lien on such real estate, free and clear of all defects and encumbrances except for Permitted Liens, (iii) a current ALTA survey, certified to Lender by a licensed surveyor, in form and substance satisfactory to Lender, (iv) a certificate, in form and substance acceptable to Lender, to Lender from a national certification agency acceptable to Lender, certifying that such real estate is not located in a special flood hazard area, (v) an opinion from counsel licensed to practice in the jurisdiction in which such real estate is located, in form and substance reasonable acceptable to Lender, that the applicable mortgage is in proper form for recording and, when so recorded, will perfect the Lender’s lien in and to such real property; and (vi) in the case of real estate that consists of a leasehold estate, such estoppel letters, consents and waivers from the landlords and non-disturbance agreements from any holders of mortgages or deeds of trust on such real estate as may be requested by Lender, all of which shall be in form and substance satisfactory to Lender; and

(ix)	Lender shall have received, to the extent not previously received, one or more subordination agreements, in form and substance satisfactory to Lender in its sole discretion, from the holder of any Permitted Indebtedness (as hereinafter defined).

(b)	“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)	“Balancing Formula” shall mean the sum of:

(i)	sixty-one percent (61%) of the IP Value; plus

(ii)	sixty percent (60%) of the PMFR Liquidation Value; plus

(iii)	sixty percent (60%) of the PMFR Inventory Cost Price; plus

(iv)	sixty percent (60%) of the Future Liquidation Value; plus

(v)	sixty percent (60%) of the Future Inventory Cost Price; plus

(vi)	sixty percent (60%) of the Inventory Cost Price; plus

(vii)	sixty percent (60%) of the Motorcycle Liquidation Value; plus

(viii)	sixty percent (60%) of the Melling Hellcat Liquidation Value; plus

(ix)	seventy-five percent (75%) of the Dealer Revenue Value.

(d)	“Borrowing Base Certificate” shall mean a certificate in the form attached hereto as Exhibit 1.4(d).

(e)	“Capital Budget” shall mean the pro-forma budget for capital and operating expenses prepared by Borrower and submitted to and approved by Lender pursuant to Section 4.18 hereof.

(f)	“Capital Event” shall mean either (i) any person or group (within the meaning of Sections 13(d) and 14(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 adopted under the Exchange Act), directly or indirectly, of more than fifty-one percent (51%) of the issued and outstanding ownership interests in Parent, or (ii) any person or group becomes the beneficial owner, directly or indirectly, of more than fifty-one percent (51%) of the issued and outstanding ownership interests in Borrower, or (iii) the issuance of authorized but unissued shares of ownership interests in Borrower or Parent.

(g)	“Closing Conditions” shall mean each of the following:

(i)	Borrower shall have executed and delivered this Agreement to Lender;

(ii)	Borrower shall have executed and delivered to Lender the Note and a Security Agreement, each in form and substance satisfactory to Lender in its sole discretion;

(iii)	Parent shall have delivered (or caused to be delivered) to Lender the Delivered Shares;

(iv)	Parent shall have executed and delivered to Lender a Guaranty and a Security Agreement, each in form and substance satisfactory to Lender in its sole discretion, granting Lender a first priority perfected security interest in all of Parent’s assets;

(v)	John R. Silseth (“JRS”) and Timothy C. Kling (“TCK”) shall each have delivered to Lender a Guaranty and Indemnity (the “Guaranty”) in form and substance satisfactory to Lender in its sole discretion;

(vi)	Borrower and Parent shall have delivered to Lender all UCC-1 and other financing statements in favor of Lender pursuant to this Agreement, which shall be in a recordable form satisfactory to Lender, in its sole and absolute discretion, and Lender shall have received evidence satisfactory to it that, upon the filing and recording of such financing statements, Lender shall have a valid and perfected first priority security interest in the Collateral (as hereinafter defined) subject only to Permitted Liens;

(vii)	Borrower shall have opened the Security Accounts (as hereinafter defined) with the Account Bank (as hereinafter defined);

(viii)	Borrower and Account Bank shall have executed and delivered to Lender one or more deposit account control agreements or other agreements with respect to the Security Accounts as Lender may require, in each case in form and substance satisfactory to Lender in its sole discretion;

(ix)	Lender shall have received, in form and substance satisfactory to it, all releases, terminations and such other documents as it may request to evidence and effectuate the termination by any other lender of its respective financing arrangements with Borrower (other than Permitted Indebtedness) and the termination and release by such lender of any interest in and to any assets and properties of Borrower, duly authorized, executed and delivered by such lender, including, without limitation, (i) UCC termination statements for all UCC financing statements previously filed by it or its predecessors, as secured party, and Borrower or any of its Affiliates, as debtor and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by Borrower or any of its Affiliates in favor of any such lender, in form acceptable for recording with the appropriate governmental authority; and

(x)	The Templar Group LLC shall have been paid all sums then due and owing to it by Borrower in connection with this Agreement and the Loan, which payment shall be made in accordance with the terms of the Parent’s agreement with The Templar Group LLC.

(h)	“Closing Costs” shall mean Borrower’s demonstrable third-party out-of-pocket costs and expenses incurred in connection with the entry by Borrower into this Agreement and the Loan Documents.

(i)	“Dealer Revenue Value” shall mean the aggregate present value of (i) Eligible Accounts Receivable, less (ii) the Inventory Cost Price associated with the Inventory that is the subject of such Eligible Accounts Receivable, and in all cases utilizing an annual discount rate equal to twenty-four percent (24%), as determined by Lender from time to time. On the date hereof, “Dealer Revenue Value” shall equal $1,690,000.00.

(j)	“Deferred Interest” shall mean interest on the outstanding principal balance of the Loan from time to time at a rate per annum equal to nine and ninety-six one-hundredths percent (9.96%), which shall, to the extent not paid monthly pursuant to Section 1.8(f)(iv), below, be added to the then outstanding principal balance of the Loan.

(k)	“Delivered Shares” shall mean a number of shares of common stock of Parent equivalent to twenty percent (20%) of the aggregate issued and equitable outstanding ownership interests in Parent on a fully diluted basis.

(l)	“Eligible Accounts Receivable” shall mean Borrower’s “Accounts” (as defined in the UCC), Parent’s Accounts, and, following Borrower’s acquisition of any future company, any Accounts of future company, except for any Account:

(i)	for which the applicable Account debtor (each, herein an “Account Debtor”) has not been instructed to remit payment directly to either “Lockbox” (as hereinafter defined)

(ii)	which is more than one hundred twenty (120) days past the invoice date (unless Lender otherwise consents in writing on a case-by-case basis);

(iii)	for which more than fifty percent (50%) of all Accounts owed by the applicable Account Debtor are more than ninety (90) days past the due date;

(iv)	for which the applicable Account Debtor has had any Account written off by Borrower or Parent within the immediately preceding ninety (90) day period;

(v)	that is the obligation of a particular Account Debtor located in a foreign country, to the extent that the Lender, in its sole discretion, has notified Borrower of the identity of such particular Account Debtor;

(vi)	that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state or municipality or department, agency or instrumentality thereof unless Lender, in its sole discretion, has agreed to the contrary and Borrower or Parent, if requested by Lender, has complied in a manner acceptable to Lender with the Federal Assignment of Claims Act of 1940 or any applicable state statute or municipal ordinance of similar purpose and effect, with respect to such obligation;

(vii)	as to which any proceedings or actions known to Borrower or Parent (or to Lender) are threatened or pending against the Account Debtor with respect to such Account which could reasonably be expected to have a material adverse change in any such Account Debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(viii)	that consists of progress billings (such that the obligation of the Account Debtors with respect to such Account is conditioned upon Borrower’s or Parent’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement from the Account Debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the Account Debtor to take the goods related thereto and pay such invoice;

(ix)	to the extent any defense, counterclaim, setoff or dispute is asserted as to such Account;

(x)	to the extent such Account is evidenced by a judgment, “instrument” or “chattel paper” (each as defined by the UCC);

(xi)	as to which Lender’s lien therein is not a first priority perfected security interest, or as to which the goods giving rise thereto are not, and were not at the time of the applicable sale, subject to a first priority perfected security interest in favor of Lender;

(xii)	that (i) is not owned by Borrower or Parent or (ii) is subject to any right, claim, lien or other interest of any other Person, other than liens in favor of Lender or the holder of any Permitted Indebtedness;

(xiii)	upon which (i) Borrower’s or Parent’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever (including any Account that arises from a sale on consignment, guaranteed sale, sale and return, sale on approval or other terms under which payment by the Account Debtor may be conditioned or contingent) or (ii) Borrower or Parent is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(xiv)	that does not arise from the actual and bona fide sale and delivery of goods or the performance of services by Borrower or Parent in the ordinary course of business, which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(xv)	to the extent constituting the obligation of an Account Debtor in respect of interest, service or similar charges or fees;

(xvi)	that is reissued in respect of partial payment, including without limitation debit memos and charge backs;

(xvii)	that arises in connection with cash on delivery or other cash sales;

(xviii)	as to which any of the representations or warranties pertaining to such Account set forth in any Loan Document is untrue; and

(xix)	with respect to which an invoice, acceptable to Lender in form and substance, has not been sent to the applicable Account Debtor.

(m)	“Eligible Inventory” means all “Inventory” (as defined in Article 9 of the UCC) of Borrower and Parent, except for any Inventory:

(i)	that consists of work-in-process or raw materials (in each case except as may be approved by Lender on a case-by-case basis);

(ii)	that in Lender’s reasonable determination or in the determination of Borrower’s or Parent’s management (as applicable) is excess, obsolete, unsaleable, shopworn, seconds, damaged or unfit for sale;

(iii)	that is not of a type held for sale by Borrower or Parent in the ordinary course of business;

(iv)	as to which Lender’s security interest therein is not a first priority perfected security interest (subject to Permitted Indebtedness);

(v)	that is not owned by Borrower or Parent free and clear of all liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure performance with respect to that inventory), except the liens in favor of Lender or the holder of any Permitted Indebtedness;

(vi)	that is located on premises leased by Borrower or Parent, or stored with a bailee, warehouseman, processor or similar Person, unless (a) Lender has given its prior consent thereto or (b) a lien waiver and collateral access agreement, in form and substance satisfactory to Lender has been delivered to Lender, together with any and all duly authorized UCC financing statements required by Lender naming such Person as debtor, Borrower or Parent as secured creditor and Lender as assignee;

(vii)	that is placed on consignment, is in transit, is outside the possession or control of Borrower or Parent (other than as described in the preceding clause (vi)) or is in possession of Borrower or Parent on a sale-on-approval or sale-on-return basis or subject to any other repurchase or return agreement;

(viii)	that is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i);

(ix)	that is not covered by casualty insurance acceptable to Lender;

(x)	that consists of display items, samples or packing or shipping materials, packaging, or manufacturing supplies;

(xi)	that consists of goods which have been returned by the buyer;

(xii)	that consists of any costs associated with “freight-in” charges;

(xiii)	as to which any of the representations or warranties pertaining to such inventory set forth in any Loan Document is untrue;

(xiv)	that is covered by a negotiable document of title, unless such document has been delivered to Lender;

(xv)	that is bill and hold inventory;

(xvi)	that is located outside the United States of America; and

(xvii)	that is otherwise unacceptable to Lender in its reasonable credit judgment.

(n)	“Intellectual Property” shall mean, with respect to any Person, all patents, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers, copyrights, technology, know-how and processes, computer hardware and software and all applications and licenses therefor, used in or necessary for the conduct of business by such Person.

(o)	“Inventory Cost Price” shall the actual cost incurred by Borrower or Parent in connection with the acquisition or manufacture by Borrower or Parent of any Eligible Inventory owned by Borrower or Parent as determined by Lender from time to time. On the date hereof, “Inventory Cost Price” shall mean $600,000.00.

(p)	“Ilmor IP” shall mean Borrower’s interest in the “Intellectual Property” as defined in that certain Motorcycle Engine Manufacture and Supply Agreement, dated as of January 4, 2010, by and between Borrower and Ilmor Engineering, Inc., a Michigan corporation.

(q)	omitted

(r)	omitted

(s)	omitted

(t)	omitted

(u)	“Lockup Expenses” shall mean tax and other liabilities of JRS and TCK arising out of certain restrictions on shares of Parent owned by them as determined by Lender in its sole discretion.

(v)	“Melling Hellcat Liquidation Value” shall mean $300,000.00.

(w)	“Motorcycle Liquidation Value” shall mean $240,000.00.

(x)	“Parent” shall mean Viper Powersports, Inc., a Nevada corporation, and the sole owner of one hundred percent (100%) of the issued and outstanding ownership interests in Borrower.

(y)	“Payment Date” shall mean the first Business Day of each calendar month during the term of this Agreement commencing with the second full calendar month occurring subsequent to the date of this Agreement (for example, if this Agreement were dated November 5, 2012, then the first Payment Date would be the first Business Day occurring during the month of January 2013).

(z)	“Permitted Indebtedness” shall mean the debt issued by Borrower and held on the date hereof by the Industrial Board of the City of Auburn, Alabama.

(aa)	“PMFR” shall mean Precision Metal Fab Racing, an unincorporated business proprietorship based in Shakopee, Minnesota.

(bb)	“PMFR Inventory Cost Price” shall mean the actual cost incurred by PMFR in connection with the acquisition or manufacture by PMFR of any Eligible Inventory owned by PMFR as determined by Lender from time to time. On the date hereof, “PMFR Inventory Cost Price” shall mean $600,000.00.

(cc)	“PMFR Liquidation Value” shall mean $300,000.

(dd)	“Prepaid Interest” shall mean an amount equal to $375,000.00, which shall be drawn in connection with the first Advance hereunder and paid over to Lender in prepayment of Regular Interest due and owing on the Loan from time to time.

(ee)	“Regular Interest” shall mean interest on the outstanding principal balance of the Loan from time to time at a rate per annum equal to fifteen percent (15%).

(ff)	“Subsidiaries” shall mean, collectively or individually as the case may require, PMFR and any subsidiary acquired by Borrower during the term of the Loan.

(gg)	“Van Den Berg Indebtedness” shall mean the indebtedness of Borrower to Robert Van Den Berg, which indebtedness is being satisfied in full in connection with the first Advance hereunder.

(hh)	“Venture Bank Indebtedness” shall mean the indebtedness of Borrower to Venture Bank, which indebtedness is being satisfied in full in connection with the first Advance hereunder.

(ii)	“Warehoused Motorcycles” shall mean, collectively, the ten (10) completed motorcycles owned by Borrower and warehoused at 2458 West Tech Lane, Auburn, Alabama.

(jj)	“Working Capital” shall mean any expenditure made by or on behalf of Borrower pursuant to the Capital Budget.

1.5 Advances, Payments, and Prepayments.

(a)	Credit Line.

(i)	Lender shall establish a line of credit under the Loan (the “Credit Line”) pursuant to which Borrower may request, from time to time, Advances by submitting to Lender a request for Advance in the form attached hereto as Exhibit 1.5(a)(i) (a “Request for Advance”) and a Borrowing Base Certificate.

(ii)	Upon satisfaction of the Advance Conditions with respect to a request for an Advance under the Credit Line hereunder, Lender shall fund such Advance to the Controlled Account (as hereinafter defined), and shall disburse sums on deposit in the Controlled Account in accordance with the applicable Advance request.

(iii)	The first Advance hereunder shall be in an amount equal to $_____________.

(iv)	Lender hereby covenants and agrees that an amount equal to $2,500,000.00 is committed to Borrower under the Credit Line, provided that such amount shall not be construed as the maximum amount that may be drawn under the Credit Line. Subsequent to the first Advance hereunder, Borrower may from time to time request that Lender make one or more further Advances under the Credit Line by submitting a Request for Advance and a Borrowing Base Certificate, and upon receipt of such request, and upon the satisfaction of the Advance Conditions, the Lender shall make such an Advance to Borrower, provided, however, that from and after the date on which Lender has made Advances under the Credit Line of, in the aggregate, not less than $2,500,000.00, any subsequent Advance under the Credit Line, to the extent (but only to the extent) that such Advance would cause the aggregate amount of Advances made by Lender under the Credit Line to exceed $2,500,000.00, shall be in the sole and absolute discretion of Lender (i.e., if a requested Advance would cause the aggregate amount of Advances made under the Credit Line to equal $2,600,000.00, then only the last $100,000.00 of such requested Advance shall be in the Lender’s sole and absolute discretion), notwithstanding the satisfaction of the Advance Conditions or the submission of a Request for Advance or a Borrowing Base Certificate.

(v)	At no time shall the outstanding principal balance of all Advances under the Credit Line exceed the Balancing Formula.

(b)	No Advance may be requested by Borrower after the date that is twenty-four (24) months from the date of this Agreement.

(c)	With respect to the first Advance under the Loan, Borrower may only use the proceeds of such Advance (i) to consummate Borrower’s acquisition of PMFR for an amount not to exceed $640,000.00, (ii) to consummate the Borrower’s acquisition of the Ilmor IP for an amount not to exceed $330,000.00, (iii) to purchase Equipment for the manufacture of Eligible Inventory for an amount not to exceed $300,000.00, (iv) to complete two paint booths and certain tooling requirements at the Borrower’s Auburn, Alabama, factory, as set forth on the Capital Budget, for an amount not to exceed $150,000.00, (v) to repay in full the Van Den Berg Indebtedness in an amount not to exceed $80,000.00, (vi) to repay in full the Venture Bank Indebtedness in an amount not to exceed $200,000.00, (vii) to pay the brokerage commission due and owing to The Templar Group LLC in an amount not to exceed $180,000.00, (viii) to pay certain demonstrated expenses of Riggs Capital in an amount not to exceed $24,000.00, (ix) to reimburse JRS and TCK for their Lockup Expenses in an amount not to exceed $48,000.00, (x) for certain immediate expenditures as set forth in the Capital Budget in an amount not to exceed $128,000.00, (xi) for Prepaid Interest, and (xii) for payment of Borrower’s expenses incurred in connection with the closing of the transaction evidenced hereby (subject to Lender’s prior reasonable approval) and of Lender’s expenses incurred to date and to anticipated be incurred following the date hereof. Borrower may use the proceeds of any Advance (other than the first Advance) under the Loan for purposes of consummating, subject to Lender’s prior written approval in all respects, an acquisition of a future company.

(d)	With respect to each Advance under the Loan other than the first Advance, Borrower may only use the proceeds of such Advance for Working Capital.

(e)	Lender shall fund each Advance hereunder to the Controlled Account or (with Lender’s prior written approval) to such other account or Person as Borrower may instruct, and Lender shall disburse sums on deposit in the Controlled Account in accordance with the Capital Budget.

(f)	On each Payment Date during the term of the Loan, Borrower shall make a payment to Lender of Regular Interest on the outstanding principal balance of the Loan, in arrears.

(g)	The entire outstanding principal balance of the Loan, together with all accrued and unpaid interest thereon, shall be due and payable on the date which is thirty-six (36) months from the date of this Agreement (such date, the “Maturity Date”).

(h)	Subject to the applicable conditions precedent to the making of any Advance hereunder, including, without limitation, the right of Lender hereunder, if applicable, to make a particular Advance in its sole and absolute discretion, no Advance (other than the first Advance hereunder) shall be made sooner than fifteen (15) Business Days subsequent to the date on which Lender receives the request for such Advance from Borrower.

(i)	Borrower may prepay outstanding principal on the Loan, in whole or in part, at any time, provided that any such prepayment shall be on not less than two (2) weeks’ notice to Lender.

(j)	If, as a result of a Capital Event, any principal amount of the Loan is prepaid, then such principal shall be applied in prepayment of the most recently advanced principal hereunder, and such prepayment shall be accompanied by (i) a prepayment premium equal to fifteen percent (15%) of the amount of principal so prepaid, and (ii) Regular Interest that would have accrued on such amount of principal, but for such prepayment, through the date which is the earlier of (i) two (2) years from the date on which such principal was advanced hereunder and (ii) the Maturity Date.

(k)	Any principal prepaid or repaid on the Loan as a result of Borrower’s cure of a Balancing Default (as hereinafter defined) may be re-borrowed during the period of time for which Advances may be requested and made hereunder, and to the extent any such principal is prepaid or repaid, the Lender shall re-advance such prepaid or repaid principal under the Loan upon submission by Borrower of a Request for Advance and a Borrowing Base Certificate, provided that each of the other applicable conditions precedent as set forth herein for such Advance are met, and notwithstanding that any such readvance, as an “Advance” hereunder, would otherwise be able to be declined by Lender in its sole and absolute discretion.

(l)	At no time shall the outstanding principal balance of the Loan exceed $6,000,000.00.

1.6 Advances in Lender’s Sole Discretion; Limitation on Liability. Each Advance (other than in connection with the first $2,500,000 drawn under the Credit Line hereunder) shall be in Lender’s sole and absolute discretion. Lender shall have no obligation hereunder to make any Advance other than the first $2,500,000 drawn under the Credit Line. Lender’s failure in its sole and absolute discretion to make any Advance hereunder shall not impact the repayment of any Advance previously made, which shall be in all instances in accordance with the terms and provisions of this Agreement. It is the intention of the parties hereto that, other than with respect to the first $2,500,000 advanced hereunder, the credit facility evidenced hereby and by the Loan Documents shall be entirely discretionary. Borrower hereby acknowledges and agrees that the credit facility evidenced by this Agreement, and any Advance made or to be made hereunder (other than with respect to the first $2,500,000 advanced hereunder), are entirely within the sole and absolute discretion of Lender. Borrower, for itself and on behalf of its past, present and future representatives, partners, operators, members, shareholders, officers, directors, agents, employees, servants, Affiliates, related companies, successors and assigns, hereby releases and forever discharges Lender from and against any and all liability, claims, causes of action, losses, costs, and damages (of whatever kind and nature, whether direct or indirect, foreseeable or unforeseeable, in law or in equity, whether known or unknown, whether or not concealed or hidden, or otherwise) that Borrower (or any representative, partner, operator, member, shareholder, officer, director, agent, employee, servant, Affiliate, related company, successor or assign of Borrower) may have had, may now have or may incur arising out of or in any way connected to the Loan or as a result of Lender’s action or inaction in compliance with the terms of this Section 1.6. The terms and provisions of this Section 1.6 shall survive the termination of this Agreement and the repayment in full of the Loan.

1.7 Monthly Statement. At the option of Lender, at the end of each month, Lender will render to Borrower a statement of the Credit Account, showing all applicable credits and debits. Each statement shall be for informational purposes only and shall not be deemed binding on Lender.

1.8 Deposit Accounts.

(a)	Reference is hereby made to (i) that certain Deposit Account Control Agreement (Blocked Account) (regarding Account No. 026726836 (which account is herein referred to as the “Controlled Account”)) by and among Borrower, Lender, and Bank of The West (the “Account Bank”) (the “Controlled Account Agreement”), and (ii) that certain Deposit Account Control Agreement (Contingency) (regarding Account No. 026664243 (which account is herein referred to as the “Operating Account” and, together with the Controlled Account, herein the “Security Accounts”)) by and among Borrower, Lender, and Account Bank (the “Operating Account Agreement”) (the foregoing items (i) and (ii), herein the “DACA”), each dated on or about the date hereof. Pursuant to the DACA, the Account Bank has acknowledged Lender’s security interest in all funds or sums of money on deposit from time to time in the “Accounts” (as defined in each agreement constituting the DACA and herein so-called, comprising, inter alia, the Controlled Account and the Operating Account).

(b)	Borrower and has established with the Account Bank the Security Accounts.

(c)	In order to further secure the performance by Borrower of its obligations hereunder and under the Note, Borrower hereby acknowledges and confirms that: (i) the Account Bank has acknowledged the security interest of Lender in the Security Accounts, and all funds, checks, drafts, certificates, instruments and other investments or deposits therein and all other financial assets credited thereto shall constitute collateral to secure the payment of the Loan; (ii) Borrower shall not have any right to make withdrawals from the Controlled Account; and (iii) to the extent any Security Account contains any Financial Assets (as that term is defined in Section 2.2(b) herein), such Financial Assets shall be maintained as Investment Property (as that term is defined in the UCC).

(d)	Deposits into the Security Accounts. Each Advance shall be deposited by Lender into the Controlled Account. Borrower shall irrevocably instruct all of its present and future Account Debtors to direct all sums payable or otherwise due and owing to Borrower to the Controlled Account, without such payments at any time being under the control of Borrower, Parent, or any of their respective agents or employees. Borrower represents, warrants and covenants that it shall, upon the request of Lender, deliver Lender such evidence as Lender may reasonably require to evidence the fact that its Account Debtors have been instructed by Borrower to remit such payments directly to the Controlled Account. Borrower shall not amend, revoke or alter such instructions in any way which would interfere with payments by Account Debtors being transmitted directly into the Controlled Account, and any such amendment, revocation or alteration shall constitute an immediate Event of Default hereunder. Without limiting the foregoing, within one (1) week after receipt of the same by Borrower or Parent or any agent or Person acting on behalf of Borrower or Parent, Borrower or Parent or such agent shall directly deposit (or cause to be deposited) all such payments received by Borrower or Parent or such agent from any Account Debtor into the Controlled Account, and Borrower or Parent or any such agent or Person’s failure to do so shall constitute an immediate Event of Default hereunder. If Borrower, Parent, or any such agent does receive any such payments from any Account Debtor, then Borrower, Parent, and such agent agree not to commingle any such payments with other funds of Borrower or Parent, and Borrower, Parent, and such agent agree that it is holding such payments in an express trust for the benefit of Lender until such payments are deposited into the Controlled Account.

(e)	Disbursements from the Operating Account. So long as no Event of Default has occurred, Borrower may disburse sums on deposit from time to time in the Operating Account for any lawful purpose.

(f)	Disbursements from the Controlled Account. So long as no Event of Default has occurred, Lender shall disburse sums on deposit from time to time in the Controlled in the following order of priority:

(i)	First, to Lender, in payment of sums, other than principal or interest, due and owing to Lender hereunder;

(ii)	Second, to Lender, in payment of Regular Interest then due and owing hereunder, provided that if there are insufficient sums in the Controlled Account to pay such Regular Interest in full then the unpaid portion of such Regular Interest shall be added to the outstanding principal balance of the Loan;

(iii)	Third, to Borrower, for use in connection with the then-current monthly expenditures set forth on the Capital Budget;

(iv)	Fourth, to Lender, in payment of Deferred Interest then due and owing hereunder,

(v)	Fifth, to Lender, in prepayment of the principal balance of the Loan; and

(vi)	Thereafter, to the Operating Account, to be used by Borrower for any lawful purpose.

(g)	Lender’s Right to Control. Upon the occurrence of (a) an Event of Default, or (b) a Balancing Default, the Lender shall be immediately entitled to provide the Account Bank with a “Notice of Exclusive Control” (as defined in the Operating Account Agreement).

1.9 Rebalancing. In the event that, at any time and from time to time, the outstanding principal balance of the Loan exceeds the Balancing Formula (such event, herein a “Balancing Default”), then in each such event Borrower or Parent shall either (a) deposit an amount into one or more of the Security Accounts, and/or (b) prepay a portion of the Loan, in each case in an amount sufficient to cure the Balancing Default. Borrower’s and Parent’s failure to cure a Balancing Default as aforesaid within ten (10) Business Days following notice from Lender to the Borrower that a Balancing Default exists, which notice may be made via telephone, electronic mail, facsimile or overnight delivery, shall constitute an Event of Default hereunder. Lender shall have the right to test for the occurrence of a Balancing Default on a weekly basis and, in connection with any such test, may require the Borrower to provide updated information, at Borrower’s sole cost and expense, for any item of Collateral for which a valuation was previously obtained in connection with the Loan and which previous valuation is more than six (6) months old.

1.10 Regarding the Delivered Shares.

(a)	Lender is acquiring the Delivered Shares for investment purposes only and not with a view to or for resale in connection with any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(b)	Lender understands and acknowledges that the Delivered Shares will not be registered under the Securities Act or qualified under any state securities laws in reliance upon one or more exemptions from registration or qualification under the Securities Act and such state securities laws, and that Parent’s reliance upon such exemptions is predicated upon Lender’s representations set forth in this Section 1.10. Lender understands and acknowledges that resale of any of the Delivered Shares may be restricted indefinitely unless they are subsequently registered under the Securities Act and qualified under state law or an exemption from such registration and such qualification is available.

(c)	Lender will not dispose of any of the Delivered Shares, other than in conjunction with an effective registration statement or based upon an exemption from registration under the Securities Act and registration or qualification under applicable state securities laws; provided, however, Lender may assign the Delivered Shares to any Affiliate without the prior written consent of Parent.

(d)	Lender is an “accredited investor” within the meaning of Rule 501 promulgated by the United States Securities and Exchange Commission under Regulation D of the Securities Act.

(e)	Lender has not received any general solicitation or general advertising (in each case within the meaning of Rule 502 of Regulation D under the Securities Act) in connection with the offer of the Delivered Shares.

(f)	Lender has not paid and will not be obligated to pay any fee, commission or similar payment to any finder, broker or other intermediary in connection with this Agreement or the transactions contemplated hereby.

(g)	Notwithstanding the foregoing, during the term of the Loan, neither Lender nor any Affiliate of Lender shall sell or otherwise dispose of any of the Delivered Shares.

2. GRANT OF SECURITY INTEREST

2.1 Grant of Security Interest. In consideration of Lender’s extending credit and other financial accommodations to or for the benefit of Borrower, Borrower hereby grants to Lender a security interest in, a lien on and pledge and assignment of the Collateral (as hereinafter defined), including, without limitation, all claims against third parties (including Account Debtors) arising out of or related to the Collateral. The security interest granted by this Agreement is given to and shall be held by Lender as security for the payment and performance of all Obligations (as hereinafter defined), including, without limitation, all amounts outstanding pursuant to the Loan Documents.

2.2 Definitions. The following definitions shall apply:

(a)	“Collateral” shall mean all of Borrower’s present and future right, title and interest in, to and under the following described property (unless otherwise defined herein, each capitalized term used herein shall have the meaning given to it in the UCC (as hereinafter defined)):

(i)	all now existing and hereafter acquired or arising Accounts, Goods, General Intangibles, Payment Intangibles, Financial Assets, Deposit Accounts (including, without limitation, the Security Accounts), Chattel Paper (including, without limitation, Electronic Chattel Paper), Documents, Instruments, Software, Investment Property, Letters of Credit, Letter-of-Credit Rights, Commercial Tort Claims, money, Equipment, Inventory, Fixtures, and Supporting Obligations, together with all products of and Accessions to any of the foregoing and all Proceeds of any of the foregoing (including without limitation all insurance policies and proceeds thereof);

(ii)	to the extent, if any, not included in clause (i) above, each and every other item of personal property and fixtures, whether now existing or hereafter arising or acquired, including, without limitation, all licenses, contracts and agreements, and all collateral for the payment or performance of any contract or agreement, together with all products and Proceeds (including all insurance policies and proceeds) of any Accessions to any of the foregoing; and

(iii)	all present and future business records and information relating to any of the foregoing, including computer tapes and other storage media containing the same and computer programs and software (including without limitation, source code, object code and related manuals and documentation and all licenses to use such software) for accessing and manipulating such information.

(b)	“Financial Assets” shall mean any security for an obligation of a person or a share participation or other interest in a person or in property or an enterprise of a person which is, or is of a type, dealt in or traded on financial markets, or which is recognized in any area which it is issued or dealt in as a medium for investment, or any property that is held by a securities intermediary for another person in investment property if the securities intermediary has expressly agreed with the other person that the property is to be treated as a financial asset.

(c)	“Material Adverse Effect” shall mean materially adversely affecting the operations or financial performance of Borrower taken as a whole.

(d)	“Obligation(s)” shall mean, without limitation, all loans, advances, indebtedness, notes, liabilities and amounts, liquidated or unliquidated, owing by Borrower to Lender at any time, of each and every kind, nature and description, whether arising under this Agreement or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by Borrower to Lender; or are due indirectly by Borrower to Lender as endorser, guarantor or other surety, or as borrower of obligations due third persons which have been endorsed or assigned to Lender, or otherwise), absolute or contingent, due or to become due, now existing or hereafter arising or contracted, including, without limitation, payment when due of all amounts outstanding respecting any of the Loan Documents. Said term shall also include all interest and other charges chargeable to Borrower or due from Borrower to Lender from time to time and all fees, costs and expenses referred to in this Agreement.

(e)	“Person” or “party” shall mean individuals, partnerships, corporations, limited liability companies and all other entities.

(f)	“UCC” shall mean the Uniform Commercial Code in effect in the State of New York from time to time.

All words and terms used in this Agreement other than those specifically defined herein shall have the meanings accorded to them in the UCC, and if not defined therein, then according to their normal and customary use with the industry. Definitions referenced or used herein are for interpretation of this Agreement and the Loan Documents only and any such reference to any jurisdiction other than the State of New York shall have no impact on jurisdiction or venue, with total jurisdiction and venue being reserved to the State of New York.

2.3 Ordinary Course of Business. Lender hereby authorizes and permits Borrower to receive from the Account Debtors all amounts due as proceeds of the Collateral at Borrower’s own cost and expense, and also liability, if any; and Lender may, following an Event of Default which has not been cured or waived by Lender or on the Maturity Date, terminate all or any part of the authority and permission herein or elsewhere in this Agreement granted to Borrower with reference to the Collateral. Prior to the occurrence of an Event of Default, all proceeds of and collections of Collateral may be utilized by Borrower for any lawful purpose to the extent not prohibited by the terms of this Agreement or any other Loan Document. From and after an Event of Default which has not been cured or waived by Lender, all proceeds of and collections of the Collateral shall be held in trust by Borrower for Lender and shall not be commingled with Borrower’s other funds or deposited in any bank account of Borrower other than the Controlled Account; and, from and after an Event of Default which has not been cured or waived by Lender, Borrower agrees to deliver to Lender on the dates of receipt thereof by Borrower, duly endorsed to Lender or to bearer, or assigned to Lender, as may be appropriate, all proceeds of the Collateral in the identical form received by Borrower.

2.4 Allowances. Borrower may grant such allowances or other adjustments to Account Debtors (exclusive of extending the time for payment of or forgiving any item which, during an Event of Default, shall not be done without first obtaining Lender’s written consent in each instance) as Borrower may reasonably deem to accord with sound business practice and its ordinary course of business dealings, in each case subject to the terms, provisions, and covenants contained herein.

2.5 Records. Borrower shall deliver to Lender from time to time promptly at its request all invoices, original documents of title, contracts, chattel paper, instruments and any other writings relating thereto, and other evidence of performance of contracts, or evidence of the rendering of services; and Borrower will deliver to Lender promptly at Lender’s request from time to time additional copies of any or all of such papers or writings, and such other information with respect to any of the Collateral and such schedules of accounts and such other writings as Lender may in its sole discretion deem to be necessary or effectual to evidence any loan hereunder or Lender’s security interest in the Collateral.

2.6 Legends. Borrower shall promptly make, stamp or record such entries or legends on Borrower’s books and records or on any of the Collateral (including, without limitation, chattel paper or electronic chattel paper) as Lender shall request from time to time, to indicate and disclose that Lender has a security interest in such Collateral. Such books and records may be maintained in electronic form (in compliance with the requirements of the Electronic Transactions Laws) and the entries or legends indicating or disclosing Lender’s security interest shall be made electronically on any such electronic records.

2.7 Search Reports. Lender shall receive prior to the date of this Agreement search results under all names used by Borrower and any guarantor during the prior five (5) years, from the jurisdiction of Borrower’s formation and the jurisdiction of guarantor’s formation and/or chief executive office and/or address of primary residence. The search results shall confirm that the security interest in the Collateral granted Lender hereunder is prior to all other security interests in favor of any other Person, subject only to Permitted Liens (as hereinafter defined).

3. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that the following are, and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents will be, true, correct and complete:

3.1 Organization and Qualification. Borrower is a duly formed and existing corporation under the laws of the State of Minnesota with the exact legal name set forth in the first paragraph of this Agreement. Borrower is duly qualified to conduct business in all jurisdictions necessary to the conduct of its business. Borrower is in good standing under the laws of the State of Minnesota and such other jurisdictions, has the power to own its property and conduct its business as now conducted and as currently proposed to be conducted.

3.2 Subsidiaries. Except as set forth on Schedule 3.2 attached hereto, Borrower has no subsidiaries, and Borrower has never consolidated, merged or acquired substantially all of the assets of any other entity or person.

3.3 Corporate Records. Borrower’s articles of incorporation have been duly filed and its articles of incorporation and bylaws are in proper order. All outstanding ownership evidence issued by Borrower was and is properly issued and all books and records of Borrower, including but not limited to its minute books, operating agreement, and books of account, are accurate and up to date and will be so maintained.

3.4 Title to Properties; Absence of Liens. Borrower has good and clear record and marketable title to all of its properties and assets, and all of its properties and assets, including the Collateral (as defined herein) to the extent owned by Borrower, are free and clear of all mortgages, liens, pledges, charges, encumbrances and setoffs, other than the security interest therein granted to Lender hereby and the encumbrances and security interest as set forth on Schedule 3.4 hereto, if any (“Permitted Liens”).

3.5 Places of Business. Borrower’s principal place of business and chief executive office are correctly stated in the preamble to this Agreement, and Borrower shall, during the term of this Agreement, keep Lender currently and accurately informed in writing of each of its other places of business, and shall not change the location of any such principal place of business or open or close, move or change any existing or new place of business without giving Lender at least thirty (30) days prior written notice thereof.

3.6 Valid Obligations. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action and the Loan Documents represent the legal, valid and binding obligation of Borrower and are fully enforceable according to their terms, except as limited by laws relating to the enforcement of creditors’ rights.

3.7 Conflicts. There is no provision in Borrower’s organizational or charter documents, if any, or in any indenture, contract or agreement to which Borrower is a party which prohibits, limits or restricts the execution, delivery or performance of its obligations under the Loan Documents.

3.8 Approvals. The execution, delivery and performance of the Loan Documents do not require any approval of or filing with any governmental agency or authority or any other Person.

3.9 Litigation. There are no actions, suits or proceedings pending or to the knowledge of Borrower threatened against Borrower which would be reasonably expected to materially adversely affect the ability of Borrower to conduct its business or to pay or perform the Obligations.

3.10 Accounts and Contract Rights. All Accounts arise out of legally enforceable and existing contracts, and represent unconditional and undisputed bona fide indebtedness by an Account Debtor, and are not and will not be subject to any discount (other than in the ordinary course of the Business).

3.11 Title to Collateral. At the date hereof Borrower is (and as to Collateral that Borrower may acquire after the date hereof, will be) the lawful owner of its assets constituting the Collateral, and the Collateral and each item thereof is, will be and shall continue to be free of all restrictions, liens, encumbrances or other rights, title or interests (other than the security interest therein granted to Lender hereby), credits, defenses, recoupments, set-offs or counterclaims whatsoever, other than the Permitted Liens. Borrower has and will have full power and authority to grant to Lender a security interest in the Collateral and Borrower has not transferred, assigned, sold, pledged, encumbered, subjected to lien or granted any security interest in, and will not transfer, assign, sell, pledge, encumber, subject to lien or grant any security interest in any of the Collateral (or any of Borrower’s right, title or interest therein), to any person other than Lender or the holder of a Permitted Lien. No part of Borrower’s Collateral (or the validity or enforceability of Lender’s security interest therein) is or shall be contingent upon the fulfillment of any agreement or condition whatsoever. Borrower will warrant and defend Lender’s right to and interest in the Collateral against all claims and demands of all persons whatsoever.

3.12 Third Parties. No Lender shall be deemed to have assumed any liability or responsibility to Borrower or any third person for the correctness, validity or genuineness of any instruments or documents that may be released or endorsed to Borrower by any Lender (which shall automatically be deemed to be without recourse to such Lender in any event) or for the existence, character, quantity, quality, condition, value or delivery of any goods purporting to be represented by any such documents; and Lender, by accepting such security interest in the Collateral owned by Borrower, or by releasing any Collateral to Borrower, shall not be deemed to have assumed any obligation or liability to any Account Debtor or to any other third party, and Borrower agrees to indemnify and defend Lender and hold it harmless in respect to any claim or proceeding arising out of any matter referred to in this paragraph.

3.13 Taxes. Borrower has filed, or will file, all Federal, state and other tax returns required to be filed (except for such returns for which current and valid extensions have been filed), and all taxes, assessments and other governmental charges due from Borrower have been fully paid. Borrower has established on its books reserves adequate for the payment of all Federal, state and other tax liabilities (if any).

3.14 Use of Proceeds. No portion of any principal advanced under the Loan is to be used for (i) the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the United States Federal Reserve System, 12 C.F.R. 221 and 224, (ii) primarily personal, family or household purposes, or (iii) for any purpose other than the conduct of the Borrower’s business in the ordinary course. The Collateral is not used or acquired primarily for personal, family or household purposes.

3.15 Compliance with Law. Borrower is in compliance with all applicable laws.

3.16 Disclosure. This Agreement (together with all exhibits and schedules hereto), the other Loan Documents and the other agreements, certificates and other documents furnished to Lender by or on behalf of Borrower do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading. There is no fact known to Borrower which has not been disclosed to Lender in writing which could reasonably be expected to have a Material Adverse Effect.

4. AFFIRMATIVE COVENANTS

4.1 Payments and Performance. Borrower will duly and punctually pay all Obligations becoming due to Lender and will duly and punctually perform all Obligations on its part to be done or performed under this Agreement.

4.2 Books and Records; Inspection. Borrower will at all times keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with its standard practices, consistently applied. Borrower will at all reasonable times, and on reasonable advance notice, make its books, records, and accounting practices and procedures available in its offices for a field inspection and examination by Lender and/or Lender’s representatives and will permit inspection of the Collateral and all of its properties by Lender and/or Lender’s representatives (a “Field Inspection”). Lender may, at its option, require a Field Inspection not more than one (1) time in any calendar quarter, unless an Event of Default shall occur which has not been cured or waived by Lender, in which case Lender shall be permitted to require a Field Inspection as frequently as Lender deems necessary. All costs and expenses incurred by Lender in connection with any Field Inspection shall be borne by Borrower. Borrower will from time to time furnish Lender with such information and statements as Lender may request in its sole discretion with respect to the Obligations or Lender’s security interest in the Collateral. Borrower shall, during the term of this Agreement, keep Lender currently and accurately informed in writing of each location where Borrower’s records relating to its accounts and contract rights are kept, and shall not remove such records to another state without giving Lender at least thirty (30) days prior written notice thereof.

4.3 Financial Statements and Diligence Reporting.

(a)	Borrower will furnish to Lender:

(i)	real-time, online access to information concerning sums on deposit (including credits and debits) in the Security Accounts;

(ii)	not less frequently than weekly, a written report on all Accounts then held by Borrower, which report shall include, for each Account, (i) the outstanding principal balance, (ii) a consolidated aging report for all Accounts (in increments of 30 days), (iii) Borrower’s applicable Account number, and (iv) from time to time, such other information as Lender may reasonably request;

(iii)	not less frequently than monthly, a written report on all Accounts then held by Borrower, which report shall include, for each Account, a current contact name, address, and telephone number for the applicable Account Debtor;

(iv)	not less frequently than monthly, a statement of the payments anticipated to be made within the next ensuing month;

(v)	as soon as available to Borrower, but in any event within forty-five (45) days after the close of each month, a full and complete signed copy of financial statements, which shall include a balance sheet of Borrower, as at the end of such month, and statement of profit and loss of Borrower reflecting the results of its operations during such month and shall be prepared by Borrower and certified by Borrower’s chief financial officer as to correctness in accordance with Borrower’s standard practices, consistently applied, subject to year-end adjustments and the absence of notes;

(vi)	as soon as available to Borrower, but in any event within sixty (60) days after the close of each calendar quarter, a full and complete signed copy of financial statements, which shall include a balance sheet of Borrower, as at the end of such quarter, and statement of profit and loss of Borrower reflecting the results of its operations during such quarter and shall be prepared by Borrower and certified by Borrower’s chief financial officer as to correctness in accordance with Borrower’s standard practices, consistently applied, subject to year-end adjustments and the absence of notes;

(vii)	within one hundred twenty (120) days after the close of each fiscal year of Borrower, a full and complete signed copy of its audited financial statements (which shall be audited by a firm approved by Lender in its reasonable discretion), on a consolidated and consolidating basis, which shall include a balance sheet of Borrower and Subsidiaries, if any, as at the end of such year, and statement of profit and loss of Borrower and Subsidiaries, if any reflecting the results of its operations during such year and shall be certified as to correctness in accordance with generally accepted accounting principles, consistently applied, subject to year-end adjustments and the absence of notes; and

(viii)	from time to time, such financial data and information about Borrower as Lender may reasonably request.

(b)	Parent will furnish to Lender:

(i)	real-time, online access to information concerning sums on deposit (including credits and debits) in the Security Accounts;

(ii)	not less frequently than weekly, a written report on all Accounts then held by Parent, which report shall include, for each Account, (i) the outstanding principal balance, (ii) a consolidated aging report for all Accounts (in increments of 30 days), (iii) Parent’s applicable Account number, and (iv) from time to time, such other information as Lender may reasonably request;

(iii)	not less frequently than monthly, a written report on all Accounts then held by Parent, which report shall include, for each Account, a current contact name, address, and telephone number for the applicable Account Debtor;

(iv)	not less frequently than monthly, a statement of the payments anticipated to be made within the next ensuing month;

(v)	as soon as available, but in any event within five (5) days after filing the same with the Securities Exchange Commission, Parent’s 10K, 10Q, and 8K reports; and

(vi)	from time to time, such financial data and information about Parent as Lender may reasonably request.

All information submitted pursuant to this Section 4.3 shall be certified as true, accurate, and complete in all material respects by Borrower.

4.4 Conduct of Business. Borrower will maintain its company charter and existence in good standing and materially comply with all laws and regulations of the State of Minnesota and of any other governmental authority which may be applicable to it or to its conduct of its business; provided that this covenant shall not apply to any tax, assessment or charge which is being contested in good faith and with respect to which reserves have been established and are being maintained.

4.5 Notice to Account Debtors. Borrower agrees, following the occurrence of Event of Default for which a cure has not been affirmatively accepted in writing by Lender, at the request of Lender, to notify all or any of the Account Debtors in writing of Lender’s security interest in the Collateral in whatever manner Lender requests and, hereby authorizes Lender to notify all or any of the Account Debtors of Lender’s security interest in the Accounts at Borrower’s expense. Lender shall notify Borrower of its making any such direct notifications to Account Debtors contemporaneously with the making of such notifications, provided, that Lender’s failure to so notify Borrower of its making of any such direct notifications shall not constitute a default hereunder, nor entitle Borrower to any recourse or remedy against Lender, nor invalidate the content of any such direct notifications to Account Debtors.

4.6 Contact with Collection Agents and Accountant. Borrower hereby authorizes Lender to directly contact and communicate with any accountant employed by Borrower in connection with the review and/or maintenance of Borrower’s books and records or preparation of any financial reports delivered by or at the request of Borrower to Lender. On the date hereof, Borrower’s accountant is Child, Van Wagoner & Bradshaw, 5296 South Commerce Drive, Suite 300, Salt Lake City, Utah 84107. Borrower shall provide Lender with full contact information for any other accountant employed by Borrower.

4.7 Taxes. Borrower will promptly pay all real and personal property taxes, assessments and charges and all franchise, income, unemployment, old age benefits, withholding, sales and other taxes assessed against it or payable by it before delinquent; provided that this covenant shall not apply to any tax assessment or charge which is being contested in good faith and with respect to which reserves have been established and are being maintained. Lender may, at its option, from time to time, discharge any taxes resulting in a lien or encumbrance on the Collateral, or other charges resulting in liens or encumbrances on any of the Collateral, and Borrower will pay to Lender on demand or Lender in its sole discretion may charge to Borrower all amounts so paid or incurred by it.

4.8 Indemnity. Borrower shall protect, defend (by counsel selected by Lender and reasonably acceptable to Borrower), indemnify and hold harmless Lender and Lender’s respective officers, directors, partners, shareholders, employees, Affiliates, agents, attorneys, lessees, successors and assigns and any successors to any Lender’s interest in the Loan, their officers, directors, partners, shareholders, employees, Affiliates, agents, attorneys, lessees, successors and assigns (collectively, the “Indemnitees”) from and against all liabilities (including sums paid in settlement of claims), losses, costs, obligations, demands, suits, liens, damages, fines (including any sums ordered to be paid or expended by Indemnitees by any governmental entity as a fine), penalties or damages arising as a direct or indirect result of any of the following with respect to Borrower, any Affiliate of Borrower, or the Loan: (a) fraud, (b) intentional material misrepresentation, (c) failure to pay taxes, (d) misapplication of funds (including the Loan or any sums on deposit from time to time in the Security Accounts), (e) failure to apply funds to pay the Obligations following an Event of Default, (f) subordinate financing incurred by Borrower in violation of the terms of the Loan Documents or otherwise without Lender’s consent, (g) transfer of assets, (h) gross negligence, (i) willful misconduct, (j) court costs and attorneys’ fees, and (k) bankruptcy. In addition, Borrower shall indemnify and hold harmless the Indemnitees from and against any liabilities or costs incurred by any Indemnitee under the DACA.

4.9 Insurance. Borrower will maintain (or cause to be maintained) in force insurance on Borrower’s properties against risks customarily insured against by companies engaged in businesses similar to that of Borrower containing such terms and written by such companies as may be satisfactory to Lender, such insurance to be payable to Lender as its interest may appear in the event of loss and to cause Lender to be named as insured pursuant to a standard loss payee clause; no loss shall be adjusted thereunder without Lender’s approval; and all such policies shall provide that they may not be canceled without first giving at least thirty (30) days’ written notice of cancellation to Lender; provided, however, that if the policy does not provide at least thirty (30) days’ written notice of cancellation to Lender, then Borrower shall, within five (5) days of the date of premium payment by Borrower, provide evidence to Lender that the premiums on any policy of insurance required to be maintained hereunder have been paid in full on or prior to the date on which such premium was due to the insurer. In the event that Borrower fails to provide evidence of such insurance, Lender may, at is option, secure such insurance and charge the cost thereof to Borrower. At the option of Lender, all insurance proceeds received shall be applied as a payment on account of the Obligations. From and after the occurrence of an Event of Default which has not been cured or waived by Lender, Lender is authorized to cancel any insurance maintained hereunder and apply any returned or unearned premiums, all of which are hereby assigned to Lender, as a payment on account of the Obligations.

4.10 Notification of Default. Within five (5) Business Days of becoming aware of the existence of any condition or event which constitutes an Event of Default, or any condition or event which would upon notice or lapse of time, or both, constitute an Event of Default, Borrower shall give Lender written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto.

4.11 Notification of Litigation. Borrower will promptly notify Lender in writing of any litigation or of any investigative proceedings of a governmental agency or authority commenced or threatened against it which would or might reasonably be expected to have a Material Adverse Effect, or which would cause the potential liability of Borrower under such litigation, when aggregated with all other active litigation, to exceed US$50,000.00, unless the potential liability of Borrower under such litigation is covered by a policy of insurance acceptable to Lender and Lender has been provided evidence satisfactory to Lender that such insurance coverage is in full force and effect. Without limiting the foregoing, within two (2) Business Days of Borrower obtaining knowledge of the existence thereof, Borrower shall notify Lender of any investigation, audit, hearing, compliance inquiry, enforcement action, or any other type of communication from any regulatory or other governmental authority (including, without limitation, any attorney general), and shall immediately forward to Lender, on receipt thereof by Borrower, a certified copy of any written communication or correspondence concerning the foregoing.

4.12 Pension Plans. With respect to any pension or benefit plan maintained by Borrower, or to which Borrower contributes (“Plan”), the benefits under which are guarantied, in whole or in part, by the Pension Benefit Guaranty Corporation created by the Employee Retirement Income Security Act of 1974, P.L. 93-406, or any governmental authority succeeding to any or all of the functions of the Pension Benefit Guaranty Corporation (“Pension Benefit Guaranty Corporation”), Borrower will (a) fund each Plan as required by the provisions of Section 412 of the Internal Revenue Code of 1986, as amended; (b) cause each Plan to pay all benefits when due; (c) furnish Lender (i) promptly with a copy of any notice of each Plan’s termination sent to the Pension Benefit Guaranty Corporation and (ii) no later than the date of submission to the Department of Labor or to the Internal Revenue Service, as the case may be, a copy of any request for waiver from the funding standards or extension of the amortization periods required by Section 412 of the Internal Revenue Code of 1986, as amended; and (d) subscribe to any contingent liability insurance provided by the Pension Benefit Guaranty Corporation to protect against employer liability upon termination of a guarantied pension plan, if available to Borrower.

4.13 Compliance. Borrower shall comply with all applicable requirements of governmental authorities having jurisdiction over Borrower, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, the Employment Retirement Income Security Act of 1974, and those relating to money laundering and terrorism, in each case as amended from time to time, and the rules and regulations promulgated thereunder.

4.14 Defense of Claims. Borrower shall diligently defend any investigation, audit, hearing, inquiry, proceeding, administrative action, or other action or claim related to the origination of, or Borrower’s ownership of, any Accounts, where Borrower’s liability, if such action or claim is adversely determined, could reasonably be expected to exceed $50,000.

4.15 Organizational Documents. Borrower shall comply in all respects with Borrower’s certificate of incorporation (or equivalent formation document) and Borrower’s bylaws (or equivalent operating document).

4.16 Location of Collateral. Borrower shall, during the term of this Agreement, keep Lender currently and accurately informed in writing of each location where any Collateral, or where any of Borrower’s records relating to its Collateral, including Accounts, respectively, are kept, and shall not remove such Collateral or records or any of them to another location without giving Lender at least thirty (30) days prior written notice thereof; provided that the foregoing notice requirement shall not apply to Inventory to the extent such Inventory is in the process of being moved or transported in the ordinary course of business.

4.17 Notification of Damage. Borrower will immediately notify Lender of any material loss or damage to, or material diminution in or any occurrence that would materially and adversely affect the value of any Collateral.

4.18 Capital Budget. With this Agreement Borrower is delivering to Lender Borrower’s Capital Budget for the period from May 1, 2012, to April 30, 2012, which is dated as of the date hereof, signed by the Borrower’s Chief Financial Officer, and approved by the Lender. On or prior to the date which is thirty (30) days from the date of this Agreement, and on each one month anniversary thereafter during the term of the Loan, Borrower shall submit to Lender, for Lender’s review and approval, a pro forma Capital Budget for the one-year period immediately succeeding the date of such submission, which pro forma, upon approval by the Lender, shall be deemed the “Capital Budget” hereunder for the applicable time period.

4.19 Maintenance of Property and Collateral. Borrower will keep all property useful and necessary in its business, including, without limitation, the Collateral, in good working order and condition, ordinary wear and tear excepted.

4.20 Regarding Certain Collateral. Borrower will keep, or cause to be kept, the Melling Hellcat owned by JRS with serial number SDLCB129WB002 (the “Hellcat”), at Borrower’s facility or in a warehouse and shall, at Lender’s request, deliver to Lender such bailee agreements and warehouseman’s waivers as Lender may request. If at any time the Hellcat becomes subject to a certificate of title, Borrower shall deliver such certificate of title to Lender, together with any such endorsements or notations thereon as Lender may require to evidence and perfect Lender’s security interest in the Hellcat.

5. NEGATIVE COVENANTS

5.1 Limitations on Indebtedness. Borrower shall not, without the prior written consent of Lender in each instance, issue any evidence of indebtedness or create, assume, guarantee, become contingently liable for, or suffer to exist indebtedness in addition to indebtedness to Lender, other than Permitted Indebtedness and customary unsecured trade payables incurred in the ordinary course of business provided the same are not evidenced by a promissory note, are paid within sixty (60) days of the date incurred, and are limited, in the aggregate, to an amount equal to two percent (2%) of the maximum principal amount of the Loan.

5.2 Loans or Advances. Other than the Accounts, Borrower shall not make any loans or advances to any individual, firm or corporation, including without limitation its officers and employees; provided, however, that Borrower may make advances to its employees, including its officers, with respect to expenses incurred or to be incurred by such employees in the ordinary course of business which expenses are reimbursable by Borrower.

5.3 Investments. Borrower shall not make investments in, or advances to, any Person, other than the Accounts. Except for Accounts, Borrower will not purchase or otherwise invest in or hold securities, non-operating real estate or other non-operating assets or purchase all or substantially all the assets of any entity other than in connection with an acquisition approved by Lender in writing, which approval shall not be unreasonable withheld, conditioned, or delayed.

5.4 Merger. Borrower will not, without the prior written consent of the Lender in the Lender’s sole discretion in each instance, merge or consolidate or be merged or consolidated with or into any other entity, unless prior to or concurrently therewith Lender is paid in full for all Obligations under the Loan Documents.

5.5 Capital Expenditures. Except as may be set forth from time to time in the Capital Budget, Borrower shall not, directly or indirectly, make or commit to make capital expenditures by lease, purchase, or otherwise, except in the ordinary and usual course of business for the purpose of replacing machinery, equipment or other personal property which, as a consequence of wear, duplication or obsolescence, is no longer used or necessary in Borrower’s business.

5.6 Sale of Assets. Borrower shall not sell, lease or otherwise dispose of any of its assets except in the ordinary and usual course of business, unless prior to or concurrently therewith Lender is paid in full for all Obligations under the Loan Documents (subject to any notice period or restriction contained herein regarding Borrower’s right to prepay the Loan) or except for the purpose of replacing machinery, equipment or other personal property which, as a consequence of wear, duplication or obsolescence, is no longer used or necessary in Borrower’s business, provided that fair cash consideration is received therefor. Borrower shall not sell, transfer, convey, encumber, or otherwise alienate any of its right, title, or interest in or to any Collateral.

5.7 Restriction on Liens. Borrower shall not grant any security interest in, or mortgage of, its respective properties or assets including the Collateral, other than Permitted Liens or such liens as are in favor of Lender. Borrower shall not agree with any person other than Lender to not grant any security interest in, or mortgage of, any of its properties or assets including the Collateral.

5.8 Other Business. Borrower shall not engage in any business other than the business in which it is engaged on the date hereof.

5.9 Change of Name. Borrower shall not change its legal name or the state or jurisdiction of its organization, without giving Lender at least thirty (30) days’ prior written notice thereof.

5.10 Organizational Documents. Borrower shall not modify, alter, amend, or restate in any way Borrower’s certificate of incorporation (or equivalent formation document) nor Borrower’s bylaws (or equivalent operating document) without the prior written consent of Lender in each instance.

5.11 Conduct of Business. Borrower shall not, without the prior consent of Lender in each instance, enter into any agreement regarding the acquisition of, disposition of, collections on, or the hiring or instructing of collection agents with respect to, any Accounts.

6. DEFAULT

6.1 Default. An “Event of Default” shall mean the occurrence of one or more of any of the following events:

(a)	(i) failure to pay principal or interest hereunder when due, whether at maturity, by acceleration or otherwise, or (ii) failure to pay, within (10) Business Days of the date due (as used herein, “Business Day” shall mean any day other than a Saturday, Sunday, Day of Observance, or day which is or shall be in the State of New York a legal holiday or a day on which banking institutions are required or authorized to close, and the term “Day of Observance” shall mean each of Rosh Hashanah (both days), Yom Kippur, Succoth (first two (2) days), Shmini Atzereth, Simchas Torah, Passover (first two (2) days and last two (2) days) and Shavuoth (both days)), any other amounts due hereunder; or

(b)	the default by Borrower of any of the terms or provisions of Sections 3.4, 3.11, 4.9, 4.16, 5.1, 5.6, 5.7, or 5.9 hereof;

(c)	default of any other liability, obligation or undertaking of Borrower or any guarantor or other surety for the Loan, hereunder or under any other Loan Document or otherwise, which failure continues for ten (10) Business Days’ after its occurrence (provided that if such default is not reasonably susceptible of cure within said ten (10) Business Day period, and Borrower commences a cure of such default within said ten (10) Business Day period, and thereafter diligently pursues such cure, then an Event of Default shall only occur if such failure continues for thirty (30) days after its occurrence; or

(d)	if any statement, representation or warranty heretofore, now or hereafter made by Borrower or any Affiliate of Borrower in connection with this Agreement or in any supporting financial statement of Borrower shall be determined to have been intentionally false in any material respect when made; or

(e)	the liquidation, termination or dissolution of Borrower or any Affiliate of Borrower, or the merger or consolidation of any such organization into another entity, or its ceasing to carry on actively its present business or the appointment of a receiver for its property; or

(f)	the institution by or against any of Borrower or any guarantor of or surety for the Loan of any insolvency proceedings, whether under the United States Bankruptcy Code 11 USC §101 et seq. or any other law, in which Borrower or any guarantor of or surety for the Loan is alleged to be insolvent or unable to pay its debts as they mature, or the making by Borrower or any guarantor of or surety for the Loan of an assignment for the benefit of creditors or the granting by Borrower or any guarantor of or surety for the Loan of a trust mortgage for the benefit of creditors and, if such proceeding is instituted against Borrower or any guarantor of or surety for the Loan, such proceeding shall not have been dismissed in sixty (60) days; or

(g)	the service upon any Lender of a writ in which any Lender is named as trustee of Borrower or of any guarantor of or surety for the Loan; or

(h)	a judgment or judgments for the payment of money shall be rendered in excess of US$50,000.00 against Borrower or any guarantor of or surety for the Loan, and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution; or

(i)	the occurrence of any fact or circumstance which, in Lender’s reasonable discretion, may be reasonably expected to cause a Material Adverse Effect, which fact or circumstance is not cured within ten (10) Business Days following written notice thereof from Lender to Borrower; or

(j)	any levy, lien (including mechanics lien), seizure, attachment, execution or similar process shall be issued or levied on any material portion of the property of Borrower or on any Collateral, and such lien or levy shall not be removed within sixty (60) days; or

(k)	any event occurs which constitutes an “Event of Default” under the express terms of Section 1.8(d) or 1.9 hereof.

6.2 Acceleration.

(a)	If an Event of Default under Section 6.1(f) shall have occurred, all Obligations shall become immediately due and payable without notice or demand. If any other Event of Default shall have occurred which, to the extent capable, has not been cured or waived by Lender, at the election of Lender, all Obligations shall become immediately due and payable without notice or demand.

(b)	Lender is hereby authorized, at its election, after an Event of Default shall have occurred which has not been cured or waived by Lender, without any further demand or notice except to such extent as notice may be required by applicable law, to take possession and/or sell or otherwise dispose of all or any of the Collateral at public or private sale; and Lender may also exercise any and all other rights and remedies of a secured party under the UCC or which are otherwise accorded to it in equity or at law, all as Lender may determine, and such exercise of rights in compliance with the requirements of law will not be considered adversely to affect the commercial reasonableness of any sale or other disposition of the Collateral. If notice of a sale or other action by Lender is required by applicable law, unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Borrower agrees that ten (10) days’ written notice to Borrower, or the shortest period of written notice permitted by such law, whichever is smaller, shall be sufficient notice; and that to the extent permitted by law, Lender, its officers, attorneys and agents may bid and become purchasers at any such sale, if public, and may purchase at any private sale any of the Collateral that is of a type customarily sold on a recognized market or which is the subject of widely distributed standard price quotations. Any sale (public or private) shall be without warranty and free from any right of redemption, which Borrower shall waive and release after default upon Lender’s request therefor, and may be free of any warranties as to the Collateral if Lender shall so decide. No purchaser at any sale (public or private) shall be responsible for the application of the purchase money. Any balance of the net proceeds of sale remaining after paying all Obligations of Borrower to Lender shall be returned to such other party as may be legally entitled thereto; and if there is a deficiency, Borrower shall be responsible for the same, with interest. Upon demand by Lender, Borrower shall assemble the Collateral and make it available to Lender at a place designated by Lender which is reasonably convenient to Lender and Borrower. Borrower hereby acknowledges that Lender has extended credit and other financial accommodations to Borrower upon reliance of Borrower’s granting Lender the rights and remedies contained in this Agreement including without limitation the right to take immediate possession of the Collateral upon the occurrence of an Event of Default which has not been cured or waived by Lender and Borrower hereby acknowledges that Lender is entitled to such equitable and injunctive relief to enforce any of its rights and remedies hereunder and Borrower hereby waives any defense to such equitable or injunctive relief based upon any allegation of the absence of irreparable harm to Lender.

(c)	No Lender shall be required to marshal any present or future security for (including but not limited to this Agreement and the Collateral subject to the security interest created hereby), or guarantees of, the Obligations or any of them, or to resort to such security or guarantees in any particular order; and all of its rights hereunder and in respect of such securities and guarantees shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may, Borrower hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of Lender’s rights under this Agreement or under any other instrument evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or guaranteed, and to the extent that it lawfully may do so, Borrower hereby irrevocably waives the benefits of all such laws. Except as otherwise provided by applicable law, Lender shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof.

6.3 Power of Attorney. Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s true and lawful attorney, with full power of substitution, at the sole cost and expense of Borrower but for the sole benefit of Lender, upon the occurrence of an Event of Default which has not been cured or waived by Lender, to convert the Collateral into cash, including, without limitation, completing the manufacture or processing of work in process, and the sale (either public or private) of all or any portion or portions of the Collateral (subject to the notice and other terms provided in Section 6.2, above); to enforce collection of the Collateral, either in its own name or in the name of Borrower, including, without limitation, executing releases or waivers, compromising or settling with any Account Debtors and prosecuting, defending, compromising or releasing any action relating to the Collateral; to receive, open and dispose of all mail addressed to Borrower and to take therefrom any remittances or proceeds of Collateral in which Lender has a security interest; to notify applicable postal authorities to change the address for delivery of mail addressed to Borrower to such address as Lender shall designate; to endorse the name of Borrower in favor of Lender upon any and all checks, drafts, money orders, notes, acceptances or other instruments of the same or different nature; to sign and endorse the name of Borrower on and to receive as secured party any of the Collateral, any invoices, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title of the same or different nature relating to the Collateral; to sign the name of Borrower on any notice of the Account Debtors or on verification of the Collateral; and to sign, if necessary, and file or record on behalf of Borrower any financing or other statement in order to perfect or protect Lender’s security interest. Lender shall not be obliged to do any of the acts or exercise any of the powers hereinabove authorized, but if Lender elects to do any such act or exercise any such power, it shall not be accountable for more than it actually receives as a result of such exercise of power, and it shall not be entitled to collect more than an amount equal to the then outstanding Obligations, and any sums received in excess of the then-outstanding Obligations shall be returned to Borrower, and it shall not be responsible to Borrower or to any other party (and shall be and is hereby indemnified by Borrower against any such responsibility to any other party) except in the event that such Lender has been determined, with finality, by a court of competent jurisdiction, that such Lender has committed gross negligence or willful misconduct. All powers conferred upon Lender by this Agreement, being coupled with an interest, shall be irrevocable so long as any Obligation of Borrower or any surety to Lender shall remain unpaid or Lender are obligated under this Agreement to extend any credit to Borrower.

6.4 Nonexclusive Remedies. All of Lender’s rights and remedies not only under the provisions of this Agreement but also under any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by Lender at such time or times and in such order of preference as Lender in its sole discretion may determine.

7. MISCELLANEOUS

7.1 Waivers. Borrower waives notice of intent to accelerate, notice of acceleration, notice of nonpayment, demand, presentment, protest or notice of protest of the Obligations, and all other notices, consents to any renewals or extensions of time of payment thereof, and generally waives any and all suretyship defenses and defenses in the nature thereof.

7.2 Severability. If any provision of this Agreement or portion of such provision or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

7.3 Set-Off. Borrower hereby grants to Lender a continuing lien and security interest in any and all deposits or other sums at any time credited by or due from Lender (or any of its banking or lending affiliates, or any bank acting as a participant under any loan arrangement between Lender and Borrower, or any third party acting on Lender’s behalf, including the Account Bank (collectively, the “Lender Affiliates”)) to Borrower and any cash, securities, instruments or other property of Borrower in the possession of Lender or any Lender Affiliate, whether for safekeeping or otherwise, or in transit to or from Lender or any Lender Affiliate (regardless of the reason Lender or Lender Affiliates had received the same or whether Lender or Lender Affiliates has conditionally released the same) as security for the full and punctual payment and performance of all of the liabilities and obligations of Borrower to Lender or any Lender Affiliate and such deposits and other sums may be applied or set off against such liabilities and obligations of Borrower to Lender or any Lender Affiliate as are then due and unpaid, whether or not demand has been made and whether or not other collateral is then available to Lender or any Lender Affiliate.

7.4 Indemnification. Borrower shall protect, defend (by counsel selected by Lender), indemnify and hold harmless Lender and Lender’s officers, directors, partners, shareholders, employees, Affiliates, agents, attorneys, lessees, successors and assigns and any successors to any Lender’s interest in the Loan, their officers, directors, partners, shareholders, employees, Affiliates, agents, attorneys, lessees, successors and assigns (collectively, the “Indemnitees”) from and against all liabilities (including sums paid in settlement of claims), claims brought or threatened against any Lender (as well as from reasonable attorneys’ fees and expenses in connection therewith), losses, costs, obligations, demands, suits, liens, damages, fines (including any sums ordered to be paid or expended by Indemnitees by any governmental entity as a fine, penalty or damages) arising as a direct or indirect result of Borrower’s failure to perform any of the agreements, terms or conditions of this Agreement or the Loan Documents required to be performed by Borrower, or for the breach by Borrower of any representation, warranty, or covenant contained herein or in any other Loan Document (including, without limitation any third party claims arising therefrom), except for any claim for which a Lender has been determined, with finality, by a court of competent jurisdiction, that such Lender has committed gross negligence or willful misconduct. The indemnification provided by this Section 7.4 shall survive payment of the Obligations, any termination of this Agreement, and/or release or discharge executed by Lender in favor of Borrower.

7.5 Costs and Expenses. Borrower shall pay to Lender any and all costs and expenses (including, without limitation, reasonable attorneys’ fees, and disbursements, court costs, litigation and other expenses) incurred or paid by Lender in establishing, maintaining, protecting or enforcing any of Lender’s rights or the Obligations, including, without limitation, any and all such costs and expenses incurred or paid by Lender in defending Lender’s security interest in, title or right to the Collateral or in collecting or attempting to collect or enforcing or attempting to enforce payment of the Obligations. Each of the costs and expenses incurred by Lender hereunder and payable by Borrower shall be deemed evidenced by and added to the outstanding principal balance of the Note.

7.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

7.7 Complete Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding between and among the parties hereto relating to the subject matter hereof, and supersedes, all prior proposals, negotiations, agreements and understandings among the parties hereto with respect to such subject matter.

7.8 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and shall remain in full force and effect (and Lender shall be entitled to rely thereon) until all commitments of Lender hereunder are terminated and all Obligations hereunder are fully paid. Lender may transfer and assign this Agreement and deliver the Collateral to the assignee, who shall thereupon have all of the rights of such Lender; and Lender shall then be relieved and discharged of any responsibility or liability with respect to this Agreement, and the Collateral. Borrower may not assign or transfer any of its rights or obligations under this Agreement. Except as expressly provided herein or in the other Loan Documents, nothing, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

7.9 Further Assurances. Borrower will from time to time execute and deliver to Lender, and take or cause to be taken, all such other or further action as Lender may reasonably request in order to effect and confirm or vest more securely in Lender all rights contemplated by this Agreement and the other Loan Documents or to vest more fully in or assure to Lender the security interest in the Collateral granted to Lender by this Agreement or to comply with applicable statute or law and to facilitate the collection of the Collateral (including, without limitation, the endorsement of promissory notes and instruments and notifications to obligors on the Collateral). To the extent permitted by applicable law, Borrower authorizes Lender to file financing statements, continuation statements or amendments without Borrower’s signature appearing thereon, and any such financing statements, continuation statements or amendments may be signed by Lender on behalf of Borrower, if necessary, and may be filed at any time in any jurisdiction. Lender may at any time and from time to time file financing statements, continuation statements, debentures, mortgages, and any other documents allowed under the laws of the State of Nevada or any other applicable jurisdiction, and amendments thereto which contain any information required by the laws of the State of Nevada or any other applicable jurisdiction for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower. Borrower agrees to furnish any such information to Lender promptly upon request. In addition, Borrower shall at any time and from time to time take such steps as Lender may reasonably request for Lender (i) to obtain an acknowledgement, in form and substance satisfactory to Lender, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for Lender, (ii) to obtain possession and control of any Collateral comprised of deposit accounts, electronic chattel paper, letter of credit rights or investment property, with any agreements establishing control to be in form and substance satisfactory to Lender, and (iii) otherwise to insure the continued perfection and priority of Lender’s security interest in any of the Collateral and the preservation of its rights therein. Borrower hereby constitutes Lender its attorney-in-fact to execute, if necessary, and file all filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until this Agreement terminates in accordance with its terms, all Obligations are paid in full and the Collateral is released.

7.10 Amendments and Waivers. This Agreement may not be amended, or the obligations of the parties hereto modified, except in a writing executed by all of the parties. No delay or omission on the part of any Lender in exercising any right hereunder shall operate as a waiver of such right or any other right and waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy of such Lender on any future occasion.

7.11 Terms of Agreement. This Agreement shall continue in full force and effect so long as any Obligations or obligation of Borrower to Lender shall be outstanding, or Lender shall have any obligation to extend any financial accommodation hereunder, and is supplementary to each and every other agreement between Borrower and Lender and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of Lender or any of the liabilities, obligations or undertakings of Borrower under any such agreement, nor shall any contemporaneous or subsequent agreement between Borrower and Lender be construed to limit or otherwise derogate from any of the rights or remedies of any Lender or any of the liabilities, obligations or undertakings of Borrower hereunder, unless such other agreement specifically refers to this Agreement and expressly so provides.

7.12 Notices. Any notice under or pursuant to this Agreement shall be a signed writing or other authenticated record. Any such notice shall be deemed duly received and effective (i) if delivered in hand or by telecopier to, or received by, any officer or agent of Borrower or Lender, upon such delivery or receipt, or (ii) if sent by overnight courier, on the next business day after being so sent, or (iii) if mailed by registered or certified mail, return receipt requested, postage prepaid, and properly addressed to Borrower or Lender, two (2) business days after being so mailed. A party’s proper address is that set forth for such party in this Agreement or such address as that party may from time to time hereafter designate by notice to the other party. As of the date hereof, any notice under any Loan Document shall be transmitted to the following address:

If to Borrower:	Viper Motorcycle Company
2458 West Tech Lane
Auburn, Alabama 36832
Attention: John Silseth
Telecopier: (334) 887-4446
If to Lender:	Precious Capital LLC
152 West 57th Street, 4th Floor
New York, New York 10019
Attention: Ari Hirt
Telecopier: (212) 581-0002

7.13 Governing Law. This Agreement, and all transactions thereunder or pursuant thereto shall be governed as to interpretation, validity, effect, rights, duties and remedies of the parties thereunder and in all other respects by the domestic laws of the State of New York without reference or giving effect to any choice of law or conflicts of law principles thereof.

7.14 Reproductions. This Agreement and all documents which have been or may be hereinafter furnished by Borrower to Lender may be reproduced by Lender by any photographic, photostatic, microfilm, xerographic or similar process, and any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).

7.15 Venue. Borrower and Lender each irrevocably submits to the exclusive jurisdiction of any Federal or state court sitting in the City, County, and State of New York, over any suit, action or proceeding arising out of or relating to this Agreement. Borrower and Lender irrevocably waive, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court sitting in the City, County, and State of New York and any claim that the same has been brought in an inconvenient forum. Borrower and Lender each acknowledge that any appeals from those Courts may have to be heard by a court located outside of the State of New York. Borrower and Lender hereby consent to any and all process which may be served in any such suit, action or proceeding, (i) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the party’s address shown in this Agreement or as notified to a Lender and (ii) by serving the same upon Borrower in any other manner otherwise permitted by law, and agrees that such service shall in every respect be deemed effective service upon Borrower, and furthermore. Nothing contained in this section shall change venue and jurisdiction under this agrement, the Loan Documents, or any action related to the agreement, Loan Documents or transactions contemplated thereby, and at all time the venue and juridiction shall be exclusively in the State of New York.

7.16 JURY WAIVER. BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, (A) TO THE FULLEST EXTENT ALLOWED BY THE LAWS OF THE STATE OF NEW YORK, WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE OBLIGATIONS, ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (B) AGREE NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE, OR HAS NOT BEEN, WAIVED. BORROWER CERTIFIES THAT NEITHER LENDER NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

7.17 No Partnership. Nothing contained in this Agreement or the other Loan Documents shall be deemed to create an equity investment in Borrower on the part of Lender or a partnership between Lender and Borrower, it being the intent of the parties hereto that only the relationship of lender and borrower shall exist with respect to the Loan. Borrower agrees that it shall report this transaction for income tax purposes, and file all related tax returns, in a manner consistent with the form of this transaction as a loan.

7.18 Lender is not in Control; Lender-Creditor Relationship.

(a)	None of the covenants or other provisions contained in this Agreement or any of the other Loan Documents shall, or shall be deemed to, give Lender the right or power to exercise control over the affairs or management of Borrower, the power of Lender being limited to the right to exercise the remedies provided for in this Agreement and the other Loan Documents and applicable law.

(b)	The relationship between Lender, on the one hand, and Borrower and any guarantor of or surety for the Loan, on the other hand, is solely that of creditor and debtor. Lender shall not have (or be deemed to have) any fiduciary relationship or duty to any of Borrower or any guarantor of or surety for the Loan, arising out of or in connection with, and there is no agency or joint venture relationship between Lender, on the one hand, and Borrower or any guarantor of or surety for the Loan, on the other hand, by virtue of, any Loan Document or any transaction contemplated therein.

7.19 Attorneys Fees. In the event of any dispute between the parties to this Agreement, the prevailing party in any litigation resulting from such dispute shall be entitled to collect, inter alia, its reasonable attorneys’ fees and out-of-pocket expenses.

7.20 Certification. The individual(s) signing this Agreement on behalf of Borrower, by their respective signatures hereon, hereby certify for the benefit of Lender, that all information submitted to Lender in connection with the underwriting of the Loan is true and correct in all material respects on and as of the date of this Agreement.

7.21 Publicity. Except as may be required by applicable law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon. Notwithstanding the foregoing, Lender, any Lender or any of their respective Affiliates may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes, and (ii) use Borrower’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes, and, in each case, may post such information on its website.

[NO FURTHER TEXT ON THIS PAGE]

Executed as of April __, 2012.

BORROWER:

VIPER MOTORCYCLE COMPANY, a Minnesota corporation

By:
Name:
Title:

PARENT:

THE UNDERSIGNED PARENT HEREBY APPROVES AND CONSENTS TO THE FOREGOING LOAN AGREEMENT AND AGREES TO BE BOUND BY THE PROVISIONS THEREOF APPLICABLE TO IT.

VIPER POWERSPORTS, INC., a Nevada corporation

By:
Name:
Title:

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

ACCEPTED:

PRECIOUS CAPITAL LLC, a Delaware limited liability company

By:
Name:
Title: